SETTLEMENT, RELEASE AND COMPROMISE AGREEMENT

This Settlement, Release and Compromise Agreement (the "Agreement") is made and entered into by and between KBC Private Equity NV ("KBCPE"), Tetragenex Pharmaceuticals Inc. f/k/a Innapharma, Inc. ("Company") and Martin Schacker, Company's Chairman ("Schacker").

WITNESSETH:

WHEREAS, in 2002, KBC Bank N.V., KBC Verzekeringen NV, Fidea NV, KBC Private Equity Fund Biotech NV, and KBC Equity Fund NV, affiliates of KBCPE, (collectively "KBC") invested USD $5 million in the Company; and

WHEREAS, KBCPE is the administrative agent for KBC and its note holders; and

WHEREAS, sometime thereafter, the FDA imposed a clinical hold on Company's lead product and the Company was forced to file a petition for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of New York (the "First Bankruptcy Case"); and

WHEREAS, in or about October 2004, the Company was able to emerge from bankruptcy after KBC and the Company reached an agreement that was approved by the Court in the First Bankruptcy Case, whereby KBC's preferred equity position was converted into a debt instrument, secured by a first lien on the Company's intellectual property (the "KBC Collateral"); and

WHEREAS, in early 2009, the Company advised KBCPE that they were unable to make any more payments on the secured note; and

WHEREAS, on August 9, 2009 (the "Petition Date"), the Company filed a voluntary petition under Chapter 11 of title 11 of the United States Code commencing Case No. 09-30775-MS (the "Second Bankruptcy Case") in the United States Bankruptcy Court for the District of New Jersey (the "Bankruptcy Court"); and

WHEREAS, on November 2, 2009 the Bankruptcy Court dismissed the Second Bankruptcy Case upon motion by the Office of the United States Trustee; and

WHEREAS, the Company is currently indebted to KBC and KBCPE in the amount of approximately $2,187.000 which is secured by the KBC Collateral (the "Secured Claim"); and

WHEREAS, KBC, KBCPE, the Company and Schacker desire to settle all matters between them related to the KBC Collateral, the Secured Claim and any other claims they may have towards each other;

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which KBC, KBCPE, the Company and Schacker hereby acknowledge, it is agreed as follows:

1. Representations and Warranties by the Company and Schacker

The Company and Schacker hereby represent and warrant to KBCPE and KBC as of the date hereof the following:

(a) The Company and Schacker have the requisite authority to enter into this Agreement.

2. Representations of KBC

(a) KBC is still holder of the Secured Claim and didn't transfer any of the aforementioned rights to a third party

(b) KBCPE has the requisite authority to enter into this Agreement and to act on behalf of KBC.

3. Settlement Payment by Tetragenex and Schacker. The Company agrees to pay to KBC in good and immediately, but no later that 20 business days after execution of this Agreement, available funds the aggregate sum of USD $50,000.00 (Fifty Thousand Dollars) (the "Settlement Payment").

Payment will be made to the following account of KBCPE:
KBC Bank
Havenlaan 12
1080 Brussels (Belgium)
BIC Code: KREDBEBB
IBAN Code: BE 89 4354 1000 0185

The parties acknowledge that this Agreement is of no effect until KBCPE receives the Settlement Payment in good and immediately available funds.

4. KBC's and KBCPE's Release of The Company. Upon receipt of the Settlement Payment in good and immediately available funds, including the clearing of any funds, KBC will release its interest in the KBC Collateral as well as any interest in the Secured Claim or any unsecured claim it may have. KBC on behalf of themselves and as administrative agent for the note holders, will execute any and all documents that may be reasonably necessary to release its claims in the KBC Collateral. This includes amongst others to execute a document releasing the UCC on all Tetragenex patents. KBC shall further agree to return the original note document.

KBC and KBC PE on behalf of themselves, and on behalf of their successors, assigns, and representatives forever releases, waives and disclaim any and all rights, remedies, claims and causes of action that they may have against the Company or its successors, employees, assigns, affiliates or representatives, officers, directors, attorneys, accountants or employees (including but not limited to Schacker).

KBC and KBC PE agree not to intentionally buy or accumulate any shares of the Company in the open market.

5. **Company's and Schacker's Release of KBC.** The Company and Schacker on behalf of themselves, and on behalf of their successors, assigns, and representatives forever releases, waives and disclaims any and all rights, remedies, claims and causes of action that they may have against KBC, KBCPE or their respective successors, assigns, affiliates, representatives, officers, directors, attorneys, accountants or employees, including but not limited to Ruth Devenyns.

6. **Choice of Law.** This Agreement shall be construed and interpreted under the laws of the State of New Jersey which are effective on this date.

7. **Counterparts.** Upon the execution of this agreement by all parties, along with the wiring of the full and immediately available funds, the Agreement will be deemed fully executed. This may be done by facsimile, however all parties agree to send hard copies by mail once the Agreement is consummated.

8. **Severability.** The parties further agree that the terms of this Agreement are contractual and not a mere recital. Should any part or provision of this Agreement be construed invalid for any reason, the remainder of this Agreement shall remain in full force and effect.

9. **Consultation with Counsel.** The parties to this Agreement represent and warrant that they have read the foregoing Agreement, that they have had the opportunity to consult with independent legal counsel of their own choosing regarding the Agreement, that they understand the terms of the Agreement, and that in entering into such Agreement, they have not relied upon any representations or warranties by any other party or attorneys of any other party.

(Remainder of Page Intentionally Left Blank)

Dated: January 11, 2010

KBC Private Equity NV

By: ______________________

Its: ______________________

Ann De Meulenaere
Legal Advisor
KBC Private Equity NV

Floris Vansina
Managing Director
KBC Private Equity N'

Tetragenex Pharmaceuticals Inc. F/k/a Innapharma, Inc.

By: ______________________

Its: ______________________

Martin Schacker

By: ______________________